Exhibit 99.1

GREEN BRICK PARTNERS, INC. REPORTS FIRST QUARTER 2015 RESULTS
First Quarter Basic Adjusted EPS of $0.20;
First Quarter Pre-Tax Income of $6.2 million;
First Quarter Revenue of $58.5 million

PLANO, Texas, May 13, 2015 — Green Brick Partners, Inc. (NASDAQ: GRBK) (“we,” “Green Brick” or the “Company”), today reported results for its first quarter ended March 31, 2015.

Results for the First Quarter Ended March 31, 2015:

•	Basic adjusted net income attributable to Green Brick per common share (“Adjusted EPS”) for the three months ended March 31, 2015 was $0.20. See “Reconciliation of Non-GAAP Financial Measures.”

•
The dollar value of backlog units as of March 31, 2015 was $92.8 million, an increase of 33.5% compared to March 31, 2014. The Company increased home building starts by 91.3% to 199 units during the three months ended March 31, 2015, from 104 units for the three months ended March 31, 2014.

•	For the three months ended March 31, 2015, the Company had revenue of $58.5 million, gross profit of $16.4 million, and pre-tax income of $6.2 million.

•
Builder operations revenue for the three months ended March 31, 2015 was $49.7 million compared to $49.6 million for the three months ended March 31, 2014. Land development revenue for the three months ended March 31, 2015 was $8.8 million compared to $13.4 million for the three months ended March 31, 2014. The decrease in land development revenue is due primarily to an increase in lot sales to our builders where revenue is not recognized until the house closing.

“We had a good first quarter despite bad weather that delayed completing homes and closings. Housing inventory for sale in our markets are at historical lows. We had nearly twice the starts as in the same period during 2014 that should translate into higher earnings as the year progresses” stated James R. Brickman, Green Brick’s Chief Executive Officer. “We expect net income to grow each quarter as new communities generate revenue. For the year ended December 31, 2015, we expect pre-tax income in the range of $29 to $32 million.”

Explanatory Note Regarding Historical Results:
Results for periods prior to the completion of the Company’s acquisition of JBGL Builder Finance LLC and its consolidated subsidiaries and affiliated companies (collectively “Builder Finance”), and JBGL Capital Companies (“Capital”), a combined group of commonly managed limited liability companies and partnerships (collectively with Builder Finance “JBGL”) on October 27, 2014 (the “Transaction”) are JBGL’s historical results, as the Transaction is reflected as a “reverse recapitalization.”

Reconciliation of Non-GAAP Financial Measures:
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Due to the Transaction on October 27, 2014, net income attributable to Green Brick per share for the three months ended March 31, 2015 is not comparable to net income attributable to Green Brick per share for the three months ended March 31, 2014. Furthermore, the weighted average shares outstanding for the three months ended March 31, 2014 is not indicative of the Company's future weighted average shares outstanding.

The following table calculates the non-GAAP measure of Adjusted EPS for the three months ended March 31, 2015 and March 31, 2014 and reconciles these amounts to net income attributable to Green Brick, as reported and prepared in accordance with GAAP. Adjusted EPS for the three months ended March 31, 2014 means pre-tax income for the period presented divided by the weighted average number of common shares outstanding for the three months ended March 31, 2015. Pre-tax income represents net income attributable to Green Brick for the period excluding provision for income taxes attributable to Green Brick due to the change in tax status of the JBGL entities, from pass through entities to taxable entities, during three months ended December 31, 2014.

(In thousands, except per share amounts):	Three Months Ended March 31,
	2015	2014
Basic Adjusted EPS
Net income attributable to Green Brick —basic	$4,018	$7,349
Income tax provision attributable to Green Brick	$2,184	$326
Pre-tax income	$6,202	$7,675
Adjusted weighted-average number of shares outstanding —basic	31,346,084	31,346,084
Basic Adjusted EPS	$0.20	$0.24
Diluted Adjusted EPS
Net income attributable to Green Brick —diluted	$4,018	$7,349
Income tax provision attributable to Green Brick	$2,184	$326
Pre-tax income	$6,202	$7,675
Adjusted weighted-average number of shares outstanding —diluted	31,346,084	31,346,084
Diluted Adjusted EPS	$0.20	$0.24

Earnings Conference Call:
We will host our earnings conference call to discuss our first quarter ended March 31, 2015 at 12:00 p.m. Eastern Time on Thursday, May 14, 2015. The call can be accessed by dialing 800-374-0137 for domestic participants or 904-685-8013 for international participants. Participants should reference conference ID code 45839450. A replay of the call will be available from approximately 3:00 p.m. Eastern Time on May 14, 2015 through 11:59 p.m. Eastern Time on May 21, 2015. To access the replay, the domestic dial-in number is 855-859-2056, the international dial-in number is 404-537-3406 and the conference ID code is 45839450.

GREEN BRICK PARTNERS, INC.
SUPPLEMENTAL INFORMATION

	Three Months Ended March 31,
In thousands, except per share amounts	2015	2014
Total revenues	$58,452	$63,009
Total gross profit	$16,360	$15,849
Net income attributable to Green Brick	$4,018	$7,349
Basic net income attributable to Green Brick per share	$0.13	$0.66
Diluted net income attributable to Green Brick per share	$0.13	$0.66

	Three Months Ended March 31,		Increase (Decrease)
New Homes Delivered and Home Sales Revenue	2015	2014	Change	%
New homes delivered	145	138	7	5.1%
Home sales revenue ($ in thousands)	$49,661	$49,636	$25	0.1%
Average sales price of home delivered	$342,490	$359,681	$(17,191)	(4.8)%

	Three Months Ended March 31,		Increase (Decrease)
Land and Lots Sales Revenue	2015	2014	Change	%
Land and lots sold	72	135	(63)	(46.7)%
Land and lots sales revenue ($ in thousands)	$8,791	$13,373	$(4,582)	(34.3)%
Average sales price of land and lots sold	$122,094	$99,056	$23,038	23.3%

	Three Months Ended March 31,		Increase (Decrease)
New Home Orders & Backlog	2015	2014	Change	%
Net new home orders	186	175	11	6.3%
Average selling communities	36	25	11	44.0%
Backlog ($ in thousands)	$92,754	$69,458	$23,296	33.5%
Backlog (units)	242	223	19	8.5%
Average sales price of backlog	$383,281	$311,471	$71,810	23.1%

About Green Brick Partners, Inc.:
Green Brick Partners, Inc. invests in a wide range of real estate investments. The Company owns a controlling interest in four homebuilding companies in Dallas, Texas (CB JENI Homes of DFW LLC, Normandy Homes, Southgate Homes and Centre Living Homes LLC), as well as a leading homebuilder in Atlanta, Georgia (The Providence Group LLC). The Company develops neighborhoods for its builders and for many of the most well-known large public and private builders in the nation under its Green Brick Communities brand. Because the Company is actively involved in every step of the land entitlement, land development and home construction process with its building partners, it is uniquely experienced to optimally master plan and develop complex higher density residential communities.

Forward-Looking and Cautionary Statements
Any statements in this press release about Green Brick’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance, including statements regarding the Transaction and effects of the Transaction, that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “could,” “would,” “may,” “intend,” “plan,” “will,” “continue(s),” “expect(s),” “estimate(s),” “anticipate(s),” “potential,” “project(s),” “predict(s),” “positioned,” “strategy,” “future,” “outlook” and similar expressions, as well as statements in the future tense. These statements are based on assumptions that Green Brick has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Accordingly, all such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; interest rate increases or adverse changes in federal lending programs; any limitation on, or reduction or elimination of, tax benefits associated with owning a home; a downturn in the homebuilding industry; fluctuations and cycles in value of, and demand for, real estate investments; the seasonality of the homebuilding industry; fluctuations in the market value of land, building lots and housing inventories; an inability to sell properties in response to changing economic, financial, and investment conditions; continued volatility and uncertainty in the credit markets and broader financial markets; availability of land to acquire and our ability to acquire such land on favorable terms or at all; high cancellation rates; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in our markets; shortages of or increased prices for labor, land or raw materials used in housing construction; utility and resource shortages or rate fluctuations; the unavailability of subcontractors; the failure to recruit, retain and develop highly skilled and competent employees; risks related to participating in the homebuilding business through controlled homebuilding subsidiaries; risks related to buy-sell provisions in the operating agreements governing two builder subsidiaries; an inability to develop communities successfully or within expected timeframes; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; risks related to geographic concentration; a major health and safety incident; poor relations with the residents of our communities; information technology failures and data security breaches; product liability claims, litigation and warranty claims; future litigation, arbitration or other claims; the cost and availability of insurance and surety bonds; uninsured losses or losses in excess of insurance limits; changes in, or the failure or inability to comply with, governmental laws and regulations; the interpretation of or changes to tax, labor and environmental laws; the timing of receipt of regulatory approvals and the opening of projects; required accounting changes; the degree and nature of our competition; risks related to future growth through strategic investments, joint ventures, partnerships and/or acquisitions; the inability to obtain suitable bonding for development of housing projects; difficulty in obtaining sufficient capital; issues relating to our substantial debt; our leverage and debt service obligations; operating and business disruption following the Transaction; an inability to maintain effective internal control over financial reporting; operating Green Brick as a public company; and other risks and uncertainties inherent in our business. Additional factors that could cause actual results to differ from those anticipated are discussed in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by Green Brick, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this press release, and Green Brick undertakes no obligation to update any forward-looking statement to reflect events or circumstances after such date.

Contact: Richard A. Costello
Chief Financial Officer
(469) 573-6763